Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class Z Prospectus and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class Z Statement of Additional Information of Pioneer Equity Income Fund and to the incorporation by reference of our report, dated December 15, 2006, with respect to the financial statements and financial highlights of Pioneer Equity Income Fund included in the Annual Report to the Shareowners in Post-Effective Amendment No. 15 to the Registration Statement (Form N-1A, No. 333-46453) of Pioneer Equity Income Fund.


                                               /s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 27, 2007